EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement Nos. 333-03703, 333-27009, 333-28147, 333-53667, 333-85791, 333-36478, 333-40038, 333-43838, 333-67868, 333-85884, and 333-109314 of i2 Technologies, Inc. and subsidiaries (the “Company”) on Form S-8, the Post-Effective Amendment No. 1 to registration statements Nos. 333-31342 and 333-96341 and the Post-Effective Amendment No. 3 to registration statement No. 333-59106 of the Company on Form S-3 and registration statement No. 333-49180 of the Company on Form S-3 of our reports relating to the consolidated financial statements of i2 Technologies, Inc., and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting dated March 15, 2005, appearing in the Annual Report on Form 10-K of i2 Technologies, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 15, 2005